UNITED STATES TRADE CENTER SERVICE PROVIDER AGREEMENT

This *United States Service Provider Agreement* (this "Agreement") is made and effective as of Octobert 20, 2017 (the "Effective Date"), by and between AmericaTowne, Inc., a Delaware corporation and reporting company under the rules promulgated by the United States Securities and Exchange Commission, with a mailing address for notice purposes of 4700 Homewood Court, Suite 100 in Raleigh, North Carolina 27609 ("AmericaTowne") and Marie Jeanne Bissou, an individual with an address for notice purposes of 3646 Ripley Trail Dr., Pickerington, OH 43147 USA (the "Service Provider"). AmericaTowne and the Service Provider may be defined singularly as a "Party" or collectively as the "Parties."

WITNESSETH

WHEREAS, the Parties have determined that the transaction contemplated by this Agreement would be advantageous and beneficial to them.

WHEREAS, the Service Provider and its management have distinct experience working with potential individuals and businesses who may be candidates for AmericaTowne's operations and business, including but not limited to, experience assisting businesses and entrepreneurs who may be candidates for occupancy, or facilitating the acquisition of goods and performing services to AmericaTowne, securing funding (credit lines, loans and loan guarantees), insurance, supplier and export contracts and other related services that could assist candidates in conducting business with AmericaTowne. These services are collectively referred to herein as "Support Services"

WHEREAS, in consideration for the Service Provider having an agreement with AmericaTowne in providing Support Services, and the Service Provider in agreeing not to provide similar services to other parties similarly situated as AmericaTowne, the Parties agree to the terms and conditions of this Agreement.

WHEREAS, the Parties agree to form a limited liability company (an "LLC") with AmericaTowne or a wholly-owned special purpose entity subsidiary of AmericaTowne owning 57% of the authorized units of the newly formed entity and the Service Provider owning 8% of the authorized units, and the EB5 investor, if any 35%. If there is no EB5 investor AmericaTowne or its wholly owned special purpose subsidiary will own the 35% allocated for the EB5 investor, until if and when an EB5 investor participates.

WHEREAS, the Parties agree that the location of the LLC's business operations will be in Columbus, Ohio or another location as designated by AmericaTowne.

WHEREAS, under the terms of the Operating Agreement for the LLC, the Parties agree that the LLC will operate from a designated location approved by AmericaTowne and that is commensurate with AmericaTowne's office in Raleigh, North Carolina. The Service Provider will manage this office.

WHEREAS, the Parties agree that the LLC's ownership may change as directed by AmericaTowne to accommodate other investors including those investors that may participate under the Immigrant Investor Program administered by the United States Citizenship and Immigration Services commonly referred to as the "EB-5" visa (hereinafter referred to as the "EB-5 Program.")

WHEREAS, the Service Provider agrees to manage, operate, employ and maintain a specific number of employees consistent with the requirements of the EB-5 Program, as may be amended and revised during the term of this Agreement.

WHEREAS, the Service Provider agrees, that if an investment under the EB-5 Program is assigned to the LLC, an office will be maintained within the closest Targeted Employment Area, to meet the EB5 Program criteria.

WHEREAS, the Recitals stated herein are not mere statements, but representations and warranties of the parties, and material terms in which each party has relied upon in executing this Agreement.

NOW, THEREFORE, in consideration the representations, warranties and agreements herein contained, the Parties agree as follows:

1. Term of Agreement. This Agreement shall become effective upon the Effective Date and, absent gross negligence, or willful and material breach of this Agreement or intentional violation of any law by the Service Provider that cannot be reasonably cured by the Service Provider within thirty (30) days of receipt of written notice by AmericaTowne of the alleged action or omission, this Agreement shall not be terminated absent mutual written agreement between the Parties prior to December 31, 2021 (the "Term"). The Parties agree that in the event of termination under this Section 1, any and all corresponding rights, duties and obligations intended to survive post-termination shall remain in full force and effect. Upon termination under this Section 1, AmericaTowne shall reimburse the Service Provider for any approved compensation and expenses incurred related to fulfilling its duties under this Agreement. In the event the Parties do not organize the LLC as contemplated herein, within 45 days of the effective date this Agreement is null and void.

2. Option and Conditions to Extension of Term. AmericaTowne retains the option to extend the Term under its sole discretion until December 7, 2025 subject to the terms of this Section 2 (the "Option Term"). The Option Term shall become effective provided AmericaTowne provides written notice to the Service Provider by 10/31/2021 of its intent to exercise the option right herein. AmericaTowne may terminate this Agreement at any time during the Option Term subject to AmericaTowne providing written notice to the Service Provider fifteen (15) days prior to the termination. The Parties agree that in the event of termination under this Section 2, any and all corresponding rights, duties and obligations intended to survive post-termination shall remain in full force and effect. Upon termination under this Section 2, AmericaTowne shall reimburse the Service Provider for any approved compensation and expenses incurred related to fulfilling its duties under this Agreement.

3. Scope of Services. The Service Provider shall provide Support Services for the benefit of AmericaTowne in a manner deemed commercially acceptable by AmericaTowne. The Service Provider is not responsible for recruiting EB5 participants. The Service Provider's role is to support AmericaTowne's export activities.

4. Compensation. In consideration of the Service Provider providing the Support Services to AmericaTowne, the Parties have agreed to the "Compensation Schedule" attached hereto as **Exhibit A**.

5. Exclusive Independent Contractor. The Service Provider is an independent contractor, and for the consideration agreed upon herein, agrees to provide the services identified in Section 3, above, on an exclusive basis to AmericaTowne. AmericaTowne shall cooperate with the Service Provider in providing the Service Provider with sufficient and confidential information and knowledge of AmericaTowne's business in order for the Service Provider to perform under this Agreement. AmericaTowne agrees to be responsible for all costs necessary in providing this information and knowledge to the Service Provider. The Service Provider has the sole right to control and direct the means, manner, and method by which the services required by this Agreement will be performed. The Service Provider has the right to perform the services required by this Agreement at any place or location and at such times as the Service Provider may determine. The Service Provider has the right to hire assistants as subcontractors or to use employees to provide the services required by

this Agreement provided that such individuals have no less than six months of experience in providing services contemplated under this Agreement.

The Service Provider represents that those subcontractors or employees performing services under this Agreement on behalf of the Service Provider meet The Service Provider's conditions of employment. The Service Provider, or the Service Provider's employees or contract personnel shall perform the services required by this Agreement, and AmericaTowne shall not hire, supervise, or pay any assistants to help the Service Provider. Neither the Service Provider nor the Service Provider's employees or contract personnel shall receive any training from the AmericaTowne in the professional skills necessary to perform the services required by this Agreement, unless otherwise agreed upon by the Parties.

6. Waiver and Assumption of Liability. The Service Provider assumes all liability for personal injuries of any kind or death directly related the recklessness or willful misconduct of its performance under this Agreement. The Service Provider assumes all liability and responsibility for its personal property while acting under this Agreement.

7. Confidential Information. The Service Provider will not disclose or use, either during or after the term of this Agreement, any proprietary or confidential information of AmericaTowne without AmericaTowne's prior written consent except to the extent necessary to perform services on AmericaTowne's behalf. Proprietary or confidential information includes the written, printed, graphic, or electronically recorded materials furnished by the AmericaTowne for the Service Provider to use; information belonging to AmericaTowne about whom the Service Provider gained knowledge as a result of the Service Provider's services to AmericaTowne. AmericaTowne agrees it will not provide the Service Provider with false written or verbal information. The Service Provider shall not be restricted in using any material that is publicly available, already in the Service Provider's possession, or known to the Service Provider without restriction, or the Service Provider from sources other than AmericaTowne rightfully obtains that. On termination of this Agreement, the Service Provider shall deliver to AmericaTowne all materials in the Service Provider's possession relating to AmericaTowne's business.

8. Agreement Not To Circumvent. The Parties agree that the AmericaTowne has a legitimate business purpose in seeking a restrictive covenant from the Service Provider not to directly or indirectly circumvent confidential information in order to either benefit directly or indirectly from the opportunities presented by and paid for by AmericaTowne. The Parties agree that the restrictions in this section are fair and reasonable in all respects. If any provision of this section are ever held by a court to be unreasonable, the Parties agree that this section shall be enforced to the extent it is deemed to be reasonable. This section survives any termination of this Agreement.

9. Covenant Not To Compete. The Service Provider agrees that in consideration of the compensation set forth herein and in consideration of the AmericaTowne sharing confidential and proprietary information with the Service Provider, the Service Provider agrees that during the Term herein and for six (6) months after termination of this Agreement, the Service Provider shall not actively compete against AmericaTowne in the United States of America or in any other country in which the AmericaTowne now or during the Term or, if applicable, the Option Term of this Agreement does business. By executing this Agreement, the Service Provider agrees that the AmericaTowne has a legitimate business interest in seeking the restrictive covenant herein.

10. Intellectual Property. All materials developed by the Service Provider for AmericaTowne, if any, will belong exclusively to AmericaTowne, and will be deemed to have been developed and created by the Service Provider for AmericaTowne as "work for hire."

11. Mutual Indemnification/Hold Harmless. The Service Provider, as an independent contractor, agrees to indemnify, defend, and hold harmless AmericaTowne from any and all liability resulting from intentional or reckless acts or the acts of the employees or agents of the Service Provider. Likewise, AmericaTowne agrees to indemnify, defend, and hold harmless the Service Provider from any and all liability resulting from intentional or reckless acts or the acts of the employees, agents, franchisees, licensees, directors or officers of AmericaTowne.

The party entitled to indemnification is defined in this Section 10 as the "Indemnified Party," and the party providing the indemnity is the "Indemnifying Party." In the event of a lawsuit, investigation, or claim, the Indemnifying Party will, at its sole discretion, cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Party from losses arising out of or resulting from any inaccuracy, misrepresentation or breach or non-fulfillment of any covenant or agreement by the Indemnifying Party in connection with: (i) any and all claims, liabilities, losses or damages related solely and exclusively to statements prepared by, or made by, the Indemnified Party that were either approved in advance by the Indemnifying Party or entirely based on information provided by the Indemnifying Party to the Indemnified Party expressly for use in connection with the services under this Agreement, and (ii) all claims, actions, Suits, proceedings, demands, assessments, judgments, costs and expenses, including, without limitation, any legal fees and expenses, incident to any of the foregoing, except in case of the Indemnified Party's gross negligence, bad faith or willful misconduct with respect thereto.

12. Permits and Licenses. The Service Provider declares that it has complied with all federal, state, and local laws requiring business permits, certificates, and licenses required to carry out the services to be performed under this Agreement.

13. Assignment. Neither party shall assign its rights or duties under this Agreement unless it receives the prior written approval of the other party, which approval may be withheld in such party's sole discretion.

14. Amendment. This Agreement may be amended by a writing signed by the Parties.

15. Severability. If any term, provision, covenant or restriction contained in this Agreement is held by any court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants or restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and if a covenant or provision is determined to be unenforceable by reason of its extent, duration, scope or otherwise, then the Parties intend and hereby request that the court or other authority making that determination shall only modify such extent, duration, scope or other provision to the extent necessary to make it enforceable and enforce it in its modified form for all purposes of this Agreement.

16. Complete Agreement. This Agreement, and the Compensation Schedule, contains the entire agreement between the Parties with respect to the matters covered herein. The Service Provider acknowledges that this Agreement is entered into solely on the basis of the written representations contained herein.

17. Applicable Law. The laws of North Carolina shall govern this Agreement. The Parties agree that, should any dispute arise out of, in connection with, or relating to this Agreement, that they shall cooperate in good faith to resolve any such disputes, and if unsuccessful, the Parties agree to binding arbitration under the procedural rules of the American Arbitration Association. The Parties agree that such arbitration shall be final and binding, and that by agreeing to arbitration, are waiving their right to seek legal remedies in Court and agree to waive the right to a trial by jury; however, the Parties agree that they have the right to seek equitable relief from a Court of competent jurisdiction for any alleged breach of Sections 7 through 10 of this Agreement.

18. Counterparts; Electronic or Facsimile Signature. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Signatures on this Agreement may be communicated by facsimile and or other electronic transmission and shall be binding upon the parties hereto so transmitting their signatures. Counterparts with original signatures shall be provided to the other parties hereto following the applicable transmission; provided that the failure to provide the original counterpart shall have no effect on the validity or the binding nature of this Agreement.

19. Joint Drafting, Negotiation and Conflict Waiver. Each Party agrees that they have had an opportunity to participate in the drafting, preparation and negotiation of this Agreement. Each of the Parties expressly acknowledges such participation and negotiation in order to avoid the application of any rule construing contractual language against the drafter thereof and agrees that the provisions of this Agreement shall be construed without prejudice to the Party who actually memorialized this Agreement in final form.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date set forth above.

AMERICATOWNE, INC.

By: ______________________ Date Oct 24, 2017

Alton Perkins
Chairman of the Board
Authorized by Board of Directors

THE SERVICE PROVIDER

Marie Jeanne Bissou
MarieJeanneBissou (Oct 24, 2017)
By: ______________________ Date Oct 24, 2017

Marie Jeanne Bissou

MUTUAL COMPENSATION SCHEDULE

This *Compensation Schedule* (this "Schedule") is made and effective as of October 20, 2017 (the "Effective Date"), by and between AmericaTowne, Inc., a Delaware corporation and reporting company under the rules promulgated by the United States Securities and Exchange Commission, with a mailing address for notice purposes of 4700 Homewood Court, Suite 100 in Raleigh, North Carolina 27609 ("AmericaTowne") Marie Jeanne Bissou, an individual with an address for notice purposes of 3646 Ripley Trail Dr., Pickerington, OH 43147 USA(the "Service Provider"). (the "Service Provider"), and is incorporated into and merged with the United States Trade Center Service Provider Agreement between the Service Provider and AmericaTowne (the "Agreement".) AmericaTowne and the Service Provider may be defined singularly as a "Party" or collectively as the "Parties."

WHEREAS, until further written amendment hereto signed by the Parties, the Parties agree that this Schedule shall govern compensation from AmericaTowne to the Service Provider for providing those services set forth in the Agreement.

NOW, THEREFORE, in consideration the representations, warranties and agreements herein contained, the Parties agree as follows:

1. Support Services. Subject to the disclosures set forth in Section 3 and Section 4 of this Schedule, during the Term and, if applicable, the Option Term, as these terms are defined in the Agreement, AmericaTowne shall pay the Service Provider:

a) Solely at AmericaTowne's discretion a fee equal to 1.0% to 13% of the gross value of all funds, insurance, loans and or guarantees charged and collected from those businesses and individuals participating or contracting with AmericaTowne export program;

b) A stock award of 25,000 shares of AmericaTowne's commons stock one year after this agreement is signed and it is still in force and affect;

c) Starting at the end of the second month, provided that the Service provider has met the production schedule, a monthly stipend $1,800.00 paid solely at the discretion of AmericaTowne;

d) A stock option of 25,000 shares of commons stock of AmericaTowne for each year the agreement is in force for up to five years. Starting in the year 2016 and each year thereafter, the option can be exercised annually in the month of December on or before the 31st of December at the option price of $1.50 per common share; and

e) If the location becomes an EB-5 investment location, as defined in the Agreement, a payment of $10,000.00 will be made to the Service Provider within one year of the LLC qualifying in all respects under the EB-5 Program, as defined in the Agreement.

2. In addition, the Service Provider agrees to pay AmericaTowne a nonrefundable service fee of $55,000.00 USD on the Effective Date (the "Service Fee"). The Service Fee is recognized when deliverables are provided. The Service Fee is paid for deliverables including the formation and registration of the LLC, recording the Service Provider's ownership interest in the newly formed entity, and the delivery of marketing materials to be used by the Service Provider. The Service Fee is to be paid as follows: $2,000 upon signing this agreement; and monthly payments for sixty-two months. The first monthly payment of $500 will start on 15 December 2017, and run for 60 consecutive months. The 61st and 62nd payment

will be $11,500.00 each. At the discretion of AmericaTowne Inc. the Service Provider may be required to sign a note for outstanding service fees. In addition, AmericaTowne Inc. at its sole discretion may exchange other assets or items of value for payments due.

3. The Service Provider Is Not A Real Estate Broker. AmericaTowne agrees that the Service Provider is not being compensated as a real estate broker or salesperson as the Service Provider is not licensed as such a broker or salesperson, and the Service Provider shall not sell or offer for sale, buy or offer to buy, provide or offer to provide market analyses, list or offer or attempt to list, or negotiate the purchase or sale or exchange or mortgage of real estate, and AmericaTowne acknowledges and agrees that it will retain its own attorneys, accountants and real estate brokers and/or salespeople, as needed, for any transactions contemplated under the Agreement and this Schedule.

4. The Service Provider Is Not A Securities Broker or Dealer. AmericaTowne agrees that the Service Provider is not being compensated as a broker/dealer or registered FINRA representative in the business of selling securities. AmericaTowne acknowledges that the Agreement and this Schedule is limited solely to consulting and advisory services, and AmericaTowne agrees that the compensation set forth herein shall be categorized as valuable consideration in the context of facilitating the services under the Agreement, and payment of any consideration under this Schedule constitutes a waiver and release of any claims by AmericaTowne that the payment is related in any manner to the sale of securities.

5. Merger and Integration. This Schedule, along with the Agreement, contain the entire agreements of the Parties, and any and all prior schedules, agreements, representations, promises or, to the extent recognized by a court of competent jurisdiction to constitute binding duties and obligations under North Carolina law, are superseded by and/or merged into the aforementioned agreements.

6. Miscellaneous. The Parties agree that all other remaining provisions set forth in the Agreement are incorporated by reference as if fully stated herein.

IN WITNESS WHEREOF, the parties hereto have caused this Schedule to be executed and delivered as of the date set forth above.

AMERICATOWNE, INC.

By:______________________ Date Oct 24, 2017

Alton Perkins
Chairman of the Board
Authorized by Board of Directors

THE SERVICE PROVIDER

By: Marie Jeanne Bissou
MarieJeanneBissou (Oct 24, 2017) Date Oct 24, 2017

Marie Jeanne Bissou

International Trade Center Stock Compensation Schedule

#	Program	Commission Rate	Rate Based on
1	Ownership in Corporation	25%	Provides 25% stock ownership in Corporation.
2	Initial Stock Award in AmericaTowne Inc.		Twelve months after initial successful trial period an award of 25,000 shares in AmericaTowne Inc.
3	Option Stock Award in AmericaTowne Inc.		If AmericaTowne Inc. employs participants then participants shall receive an award of stock pursuant to their employment agreement ranging from 25,000 up to 150,000 common shares with an option to acquire an additional two times the amount of shares awarded in their employment agreement.

Commission Schedule

#	Program	Commission Rate	Rate Based on
1	AmericaTowne Stock Sale	10%	Percent based on total shares purchased - $10,000 x. 10% = $1,000. A 10% Referral fees required to be paid are include in the rate.
2	High Yield Bonds	8%	Percent based on the Face Value of the Bond - $10,000 bond x 8% = $800. Rate includes referral fee if required.
3	Tax Exempt Bonds	5%	Percent based on the amount of the Fee that the Bondholder pays to Company for the Bond. Not the face Value of the Bond. For example the Bondholder pays $150,000 for a Bond with a face value of $400,000. Commission equals $150,000 x 5% = $7,500. Payout based on when Bondholder pay the Company. Bondholder can pay in increments of 1, 3, or 12 payments. Payments are tied to when Bondholder has to pay Taxes to the Government. * Note because of the amount of money involved, this is an area where maximum money can be made - fast.
4	Export Program Participants	20%	Percent based upon the Exporters initial payment required. For example - $10,000 x 20% = $2,000. Plus 10,000 shares of AmericaTowne stock. Rate includes referral fee if required. * Note - Maximum Money can be made - fast.
5	Franchise Trade Center Opportunities	11%	Percent based upon Trade Center initial payment required. For example - $30,000 x 11% = $3,300. Plus 1,000 shares of AmericaTowne stock. Rate includes referral fee if required.
6	Sponsorship Opportunities	6%	Percent based upon Sponsor Investment. Plus 1,000 shares of AmericaTowne stock. Rate includes referral fee if required.
7	AmericaTowne Occupancy Program	8%	Percent based upon fee occupant pays. Plus 1,000 shares of AmericaTowne stock. Rate includes referral fee if required.
8	Large Scale Investor	Up to 4.8%	Percent based upon total investment made. Plus 5,000 shares of AmericaTowne stock. Rate includes referral fee if required.
9	China Government/Business Consulting Fee	5%	Percent based upon total investment made. Plus 5,000 shares of AmericaTowne stock. Rate includes referral fee if required.
10	China Educational Program - University Based	5%	If the University pays the Company a fee at any time during the period of agreement.
11	China Educational Program - Student Based	2%	Two percent of the gross amount the Company charges each participant in the Educational Program whose US based institution was introduced to the Company.
12	Business Opportunity Fee - for business not falling in any of the above categories.	2%	Based on percent of gross amount of any and all initial fees involved in completing the transaction.



Ohio, Columbus Service Provider Agreement -8.30.2017

Adobe Sign Document History 10/24/2017

Created:	10/24/2017
By:	Alton Perkins (ap@americatowne.com)
Status:	Signed
Transaction ID:	CBJCHBCAABAAzjw6oMehFQhucsT72lvjBi31319PHoGM

"Ohio, Columbus Service Provider Agreement -8.30.2017" History

Document created by Alton Perkins (ap@americatowne.com)
10/24/2017 - 2:00:25 AM PDT- IP address: 71.70.144.82

Document e-signed by Alton Perkins (ap@americatowne.com)
Signature Date: 10/24/2017 - 2:01:40 AM PDT - Time Source: server- IP address: 71.70.144.82

Document emailed to MarieJeanneBissou (mariejeannedjanal@yahoo.com) for signature
10/24/2017 - 2:01:41 AM PDT

Document viewed by MarieJeanneBissou (mariejeannedjanal@yahoo.com)
10/24/2017 - 7:45:02 AM PDT- IP address: 174.105.72.146

Document e-signed by MarieJeanneBissou (mariejeannedjanal@yahoo.com)
Signature Date: 10/24/2017 - 8:27:51 AM PDT - Time Source: server- IP address: 174.105.72.146

Signed document emailed to Alton Perkins (ap@americatowne.com), tmp@americatowne.com and MarieJeanneBissou (mariejeannedjanal@yahoo.com)
10/24/2017 - 8:27:51 AM PDT